Exhibit 10.3

MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT is made as of December       , 2012 (the “Effective Date”) by and among SILVER BAY REALTY TRUST CORP., a Maryland corporation, on behalf of itself and its Subsidiaries (the “Company”), SILVER BAY OPERATING PARTNERSHIP L.P., a Delaware limited partnership (the “Operating Company”), PRCM REAL ESTATE ADVISERS LLC, a Delaware limited liability company (together with its permitted assignees, the “Manager”), and (as to Sections 3(a) and 9 only) PINE RIVER CAPITAL MANAGEMENT L.P., a Delaware limited liability company (“Pine River Capital”), and PINE RIVER DOMESTIC MANAGEMENT L.P., a Delaware limited liability company (“PRDM”).

WHEREAS, the Company is a corporation that intends to elect and to qualify to be taxed as a REIT for federal income tax purposes;

WHEREAS, in connection with the management of single-family properties and other real estate assets, the Company, the Operating Company and Silver Bay Property Corp., a wholly-owned subsidiary of the Manager, are entering into a Property Management and Acquisition Services Agreement concurrently with this Agreement (the “Property Management and Acquisition Services Agreement”);

WHEREAS, the Manager previously provided certain management services to Two Harbors (as defined below) under that certain Acquisition Services Agreement, Management Agreement and Letter Agreement, each dated as of February 3, 2012 (collectively, the “Predecessor Management Agreements”);

WHEREAS, the Predecessor Management Agreements have been terminated as of the date hereof, except with respect to certain on-going post-termination obligations; and

WHEREAS, the Company, the Operating Company and each of the Subsidiaries desire to retain the Manager to provide management and advisory services to them on the terms and conditions hereinafter set forth, and the Manager wishes to be retained to provide such services.

NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1.                                           Definitions.  The following terms have the following meanings assigned to them:

(a)                                 “Advisers Act” means Investment Advisers Act of 1940, as amended.

(b)                                 “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, the Person specified; for the avoidance of doubt, Provident Real Estate Advisors LLC is not an Affiliate of the Manager.

(c)                                  “Agreement” means this Management Agreement, as amended from time to time.

(d)                                 “Assets” means the assets of the Company and the Subsidiaries.

(e)                                  “Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period or (d) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

(f)                                   “Board of Directors” means the Board of Directors of the Company.

(g)                                  “CLA Founders” means CLA Founders LLC, a Delaware limited liability company.

(h)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(i)                                     “Common Stock” means shares of the Company’s common stock, par value $0.01 per share.

(j)                                    “Company” has the meaning set forth in the first paragraph of this Agreement.

(k)                                 “Company Account” has the meaning set forth in Section 5 of this Agreement.

(l)                                     “Company Indemnified Party” has the meaning set forth in Section 11(b) of this Agreement.

(m)                             “Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable or redeemable for Common Stock, including Partnership Common Units, but excluding Options.

(n)                                 “Effective Termination Date” has the meaning set forth in Section 13(a) of this Agreement.

(o)                                 “Excess Funds” has the meaning set forth in Section 2(l) of this Agreement.

(p)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q)                                 “Expenses” has the meaning set forth in Section 9 of this Agreement.

(r)                                    “Fair Market Value” means the value of one share of Common Stock, Preferred Stock or OPCO Equity, as the case may be, determined as follows:

(i)                                     If the shares are then listed on a national stock exchange, the closing sales price per share on the exchange for the last preceding date on which there was a sale of shares on such exchange.

(ii)                                  If the shares are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for the shares in such over-the-counter market for the last preceding date on which there was a sale of such shares on such market.

(iii)                               If neither (i) nor (ii) applies, such value as the Compensation Committee of the Company as appointed by the Board of Directors in its discretion may in good faith determine.

(s)                                   “Formation Transaction Documentation” means the agreements and plans of merger, the contribution agreements and related documents and agreements pursuant to which the Company or the Operating Partnership shall acquire certain properties and/or equity interests from certain Affiliates of Provident and Two Harbors Operating Company LLC concurrently with the Initial Public Offering.

(t)                                    “Fully-Diluted Market Capitalization” means

(i)                                     the Fair Market Value of one share of Common Stock multiplied by the number of shares of Common Stock issued and outstanding; plus

(ii)                                  the Fair Market Value of one share of Common Stock multiplied by the maximum number of shares of Common Stock issuable pursuant to any outstanding Options or Convertible Securities that are (1) held by any Person other than the Company or a Subsidiary of the Company and (2) In-the-Money; minus the aggregate consideration payable to the Company upon the exercise, conversion and/or exchange of such Options or Convertible Securities; plus

(iii)                               the Fair Market Value of one share of Preferred Stock multiplied by the number of shares of such Preferred Stock issued and outstanding; plus

(iv)                              the Fair Market Value of one share of Preferred Stock multiplied by the maximum number of shares of such Preferred Stock issuable pursuant to any outstanding Preferred Options or Preferred Convertible Securities that are (1) held by any Person other than the Company or a Subsidiary of the Company and (2) In-the-Money; minus the aggregate consideration payable to the Company upon the exercise, conversion and/or exchange of such Preferred Options or Preferred Convertible Securities; plus

(v)                                 the Fair Market Value of one unit of OPCO Equity multiplied by the number of shares of such OPCO Equity issued and outstanding; plus

(vi)                              the Fair Market Value of one unit of OPCO Equity multiplied by the maximum number of shares of such OPCO Equity issuable pursuant to any outstanding OPCO Options or OPCO Convertible Securities that are (1) held by any Person other than the Company or a Subsidiary of the Company and (2) In-the-Money; minus the aggregate consideration payable to the Company upon the exercise, conversion and/or exchange of such OPCO Options or OPCO Convertible Securities.

(u)                                 “Governing Instruments” means, with regard to any entity, the articles or certificate of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles or certificate of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

(v)                                 “Guidelines” has the meaning set forth in Section 2(c) of this Agreement.

(w)                               “Indemnitee” has the meaning set forth in Section 11(b) of this Agreement.

(x)                                 “Indemnitor” has the meaning set forth in Section 11(c) of this Agreement.

(y)                                 “Independent Directors” means the members of the Board of Directors who are not officers or employees of the Manager or any Person directly or indirectly controlling or controlled by the Manager, and who are otherwise “independent” in accordance with the Company’s Governing Instruments and policies and, if applicable, the rules of any national securities exchange on which the Company’s common stock is listed.

(z)                                  “Investment Company Act” means Investment Company Act of 1940, as amended.

(aa)                          “Initial Public Offering” means the initial public offering of the Common Stock.

(bb)                          “Initial Term” has the meaning set forth in Section 14(a) of this Agreement.

(cc)                            “In-the-Money” means with respect to any security exercisable, convertible into, exchangeable or redeemable for another security, that the amount of consideration payable to the Company upon such exercise, conversion or exchange is less than the Fair Market Value of the security to be received upon such exercise, conversion, exchange or redemption.

(dd)                          “Investment Committee” means the Manager’s investment committee that will oversee, advise and consult with respect to the Company’s investment strategy, acquisition of Assets, sourcing, financing and leveraging strategies and compliance with the Company’s Guidelines.

(ee)                            “Joint Venture” means any Person for which the Manager provides investment management and advisory services and for which the Company, the Operating Company or the Subsidiaries are partial but not sole beneficial owners.

(ff)                              “Management Fee” means a management fee, calculated and paid (in cash) quarterly in arrears, in an amount equal to 0.375% of the daily average Fully-Diluted Market Capitalization of the preceding quarter (a 1.5% annual rate) minus the “Base Management Fee” (as defined in the Property Management and Acquisition Services Agreement) received by the Manager or its Affiliates.

(gg)                            “Manager” has the meaning set forth in the first paragraph of this Agreement.

(hh)                          “Manager Indemnified Party” has the meaning set forth in Section 11(a) of this Agreement.

(ii)                                  “Monitoring Services” has the meaning set forth in Section 2(c) of this Agreement.

(jj)                                “Mutual Shared Services Agreement” means the Mutual Shared Services and Facilities Agreement, dated as of     , between the Manager and Silver Bay Property Corp.

(kk)                          “OPCO Equity” shall mean all Partnership Units, but excluding Options, Convertible Securities, Preferred Options or Preferred Convertible Securities with respect to the Operating Company.

(ll)                                  “OPCO Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable or redeemable for OPCO Equity, but excluding OPCO Options.

(mm)                  “OPCO Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire OPCO Equity or OPCO Convertible Securities.

(nn)                          “Operating Company” has the meaning set forth in the first paragraph of this Agreement.

(oo)                          “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(pp)                          “Partnership Common Unit” has the meaning set forth in the Limited Partnership Agreement of the Operating Company as may be amended from time to time.

(qq)                          “Partnership Unit” has the meaning set forth in the Limited Partnership Agreement of the Operating Company as may be amended from time to time.

(rr)                                “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(ss)                              “Pine River” means, separately and collectively, Pine River Capital, PRDM and their direct and indirect subsidiaries; provided, however, that the term “Pine River” shall not include the Company or any of the Subsidiaries.

(tt)                                “Portfolio Management Services” has the meaning set forth in Section 2(c) of this Agreement.

(uu)                          “Preferred Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable or redeemable for Preferred Stock, but excluding Preferred Options.

(vv)                          “Preferred Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Preferred Stock or Preferred Convertible Securities.

(ww)                      “Preferred Stock” shall mean any share of the capital stock of the Company other than Common Stock or Convertible Securities.

(xx)                          “Property Management and Acquisition Services Agreement” has the meaning set forth in the recitals of this Agreement.

(yy)                          “Provident” means, separately and collectively, Provident Real Estate Advisors LLC, a Minnesota limited liability company, and its direct and indirect subsidiaries; provided, however, that the term “Provident” shall not include the Company or any of the Subsidiaries.

(zz)                            “REIT” means a “real estate investment trust” as defined under the Code.

(aaa)                   “Renewal Term” has the meaning set forth in Section 14(a) of this Agreement.

(bbb)                   “Securities Act” means the Securities Act of 1933, as amended.

(ccc)                      “Shared Services Agreement” means the Shared Services and Facilities Agreement, dated as of                     , between the Manager and PRDM.

(ddd)                   “Subsidiary” means any subsidiary of the Company; any partnership, the general partner of which is the Company or any subsidiary of the Company; any limited liability company, the managing member of which is the Company or any subsidiary of the Company; and any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity or other beneficial interests is owned, directly or indirectly, by the Company or any subsidiary of the Company.

(eee)                      “Termination Fee” has the meaning set forth in Section 14(b) of this Agreement.

(fff)                         “Termination Notice” has the meaning set forth in Section 14(a) of this Agreement.

(ggg)                      “Treasury Regulations” means the regulations promulgated under the Code as amended from time to time.

(hhh)                   “Two Harbors” means, separately and collectively, Two Harbors Investment Corp., a Maryland corporation, and its direct and indirect subsidiaries; provided, however, that the term “Two Harbors” shall not include the Company or any of the Subsidiaries.

Section 2.                                           Appointment and Duties of the Manager.

(a)                                 The Company and each of the Subsidiaries hereby appoints the Manager to manage the Assets and the day-to-day operations of the Company and the Subsidiaries subject to the further terms and conditions set forth in this Agreement and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein.  The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, pursuant to the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.

(b)                                 The parties acknowledge that (i) the Manager is a special purpose vehicle formed initially for the principal purpose of providing property management and acquisition services to entities managed by Two Harbors and Provident; (ii) the Manager’s principal purpose following the Initial Public Offering will be to serve as the investment manager of the Company; (iii) the Manager is an affiliate of PRDM; and (iv) the Manager performs its services for the Company in part through the personnel and facilities of PRDM.

(c)                                  The Manager, in its capacity as manager of the Assets and the day-to-day operations of the Company and the Subsidiaries, at all times will be subject to the supervision of the Company’s Board of Directors and will have only such functions and authority as the Company may delegate to it, including the functions and authority identified herein and delegated to the Manager hereby.  The Manager will be responsible for the day-to-day operations of the Company and the Subsidiaries and will perform (or cause to be performed) in accordance with the Guidelines (as defined below) such services and activities relating to the Assets and operations of the Company and the Subsidiaries as may be appropriate, including:

(i)                                     serving as the Company’s and the Subsidiaries’ consultant with respect to the periodic review of the investment guidelines and other parameters for the acquisition of Assets, financing activities and operations, any modifications to which shall be approved by a majority of the Independent Directors (such guidelines as initially approved and attached hereto as Exhibit A, as the same may be modified with such approval, the “Guidelines”), and other policies for approval by the Board of Directors;

(ii)                                  forming the Investment Committee;

(iii)                               investigating, analyzing and selecting possible investment opportunities and acquiring, financing, retaining, selling, restructuring or disposing of Assets;

(iv)                              using commercially reasonable efforts to cause expenses incurred by the Company and the Subsidiaries or on their behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

(v)                                 with respect to prospective purchases, sales or exchanges of Assets, conducting negotiations and entering into agreements on behalf of the Company and the Subsidiaries with sellers, purchasers, brokers, auctioneers and other parties, and their respective agents and representatives;

(vi)                              advising the Company and the Subsidiaries on, and negotiating and entering into, on behalf of the Company and the Subsidiaries, repurchase agreements, credit finance agreements, securitizations, applications and agreements relating to programs established by the U.S. government, including Fannie Mae, Freddie Mac, Ginnie Mae, the Federal Housing Administration and the Department of Housing and Urban Development, commercial paper, interest rate swap agreements and other hedging instruments, custodial agreements, other secured and unsecured forms of borrowing, and all other agreements and engagements required for the Company and the Subsidiaries to conduct their business;

(vii)                           engaging and supervising, on behalf of the Company and the Subsidiaries and at the Company’s expense, independent contractors that provide investment banking, securities brokerage, mortgage brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, transfer agent and registrar services, and all other services as may be required relating to the Assets;

(viii)                        coordinating and managing operations of any joint venture or co-investment interests held by the Company and the Subsidiaries and conducting all matters with the joint venture or co-investment partners;

(ix)                              arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s business;

(x)                                 providing executive and administrative personnel, office space and office services required in rendering services to the Company and the Subsidiaries;

(xi)                              entering into on behalf of the Company and/or the Subsidiaries leases and service contracts in connection with the Assets, administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the management of the Company and the Subsidiaries as may be agreed upon by the Manager and the Board of Directors, including the collection of revenues and the payment of the debts and obligations of the Company and the Subsidiaries and maintenance of appropriate computer and technological services to perform such administrative functions;

(xii)                           communicating on behalf of the Company and the Subsidiaries with the holders of any of their equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(xiii)                        counseling the Company in connection with policy decisions to be made by the Board of Directors;

(xiv)                       counseling the Company regarding the maintenance of its qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify for taxation as a REIT and to maintain such qualification;

(xv)                          counseling the Company and the Subsidiaries regarding the maintenance of their exclusions from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exclusions and using commercially reasonable efforts to cause them to maintain such exclusions from such status;

(xvi)                       assisting the Company and the Subsidiaries in developing criteria for asset purchase commitments that are specifically tailored to the Company’s investment objectives and making available to the Company and the Subsidiaries its knowledge and experience with respect to single-family properties, the residential rental market, mortgage loans, real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets;

(xvii)                    furnishing reports and statistical and economic research to the Company and the Subsidiaries regarding their activities and services performed for the Company and the Subsidiaries by the Manager, including reports with respect to potential conflicts of interest involving the Manager or any of its Affiliates;

(xviii)                 monitoring the operating performance of Assets and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xix)                       investing and reinvesting any moneys and securities of the Company and the Subsidiaries (including investing in short-term investments pending the acquisition of other Assets, payment of fees, costs and expenses, or, subject to declaration by the Board of Directors, payments of dividends or distributions to stockholders and partners of the Company and the Subsidiaries) and advising the Company and the Subsidiaries as to their capital structure and capital raising;

(xx)                          causing the Company and the Subsidiaries to retain qualified accountants, auditors and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and to conduct quarterly compliance reviews with respect thereto;

(xxi)                       assisting the Company and the Subsidiaries in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xxii)                    assisting the Company and the Subsidiaries in complying with all regulatory requirements applicable to them in respect of their business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act, or stock exchange requirements;

(xxiii)                 assisting the Company and the Subsidiaries in taking all necessary action to enable them to make required tax filings and reports, including soliciting stockholders and partners for required information to the extent required by the provisions of the Code applicable to REITs, and providing all other necessary tax services for the Company and the Subsidiaries;

(xxiv)                handling and resolving all litigation, claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company and/or the Subsidiaries may be involved or to which they may be subject arising out of their day-to-day operations (other than with the Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

(xxv)                   representing and making recommendations to the Company and the Subsidiaries in connection with the purchase and financing of, and commitment to purchase and finance, single-family properties or other real estate assets, real estate-related securities and loans, title insurance, other real estate-related assets and non-real estate-related assets, the sale and commitment to sell such assets, and participation in real estate auctions;

(xxvi)                advising the Company and the Subsidiaries with respect to and structuring long-term financing vehicles for the Assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxvii)             performing such other services as may be required from time to time for management and other activities relating to the Assets and business of the Company and the Subsidiaries as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

(xxviii)          using commercially reasonable efforts to cause the Company and the Subsidiaries to comply with all applicable laws.

Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of the Company and the Subsidiaries with respect to the Assets.  Such services will include consulting with the Company and the Subsidiaries on the purchase and sale of, and other investment opportunities in connection with, the Assets; the collection of information and the submission of reports pertaining to the Assets, interest rates and general economic conditions; periodic review and evaluation of the performance of the Assets; acting as liaison between the Company and the Subsidiaries and broker, banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of Assets; and other customary functions related to portfolio management. Additionally, the Manager will perform monitoring services (the “Monitoring Services”) on behalf of the Company and the Subsidiaries with respect to any property acquisition and property management activities provided by third parties.

(d)                                 For the period and on the terms and conditions set forth in this Agreement, the Company and each of the Subsidiaries hereby constitutes, appoints and authorizes the Manager as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into such real estate purchase agreements, property management agreements, title insurance agreements, leases, credit finance agreements and arrangements and securities repurchase and reverse repurchase agreements and arrangements, brokerage agreements, interest rate swap agreements, custodial agreements and such other agreements, instruments and authorizations on their behalf, on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate.  This power of attorney is deemed to be coupled with an interest.

(e)                                  The Manager may enter into agreements with other parties, including its Affiliates, for the purpose of engaging one or more parties for and on behalf, and at the sole cost and expense, of the Company and the Subsidiaries to provide property management, asset management, leasing, development and/or other services to the Company and the Subsidiaries (including Portfolio Management Services and Monitoring Services) pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the Assets of the Company and the Subsidiaries; provided that (i) any such agreements entered into with Affiliates of the Manager shall be (A) on terms no more favorable to such Affiliate than would be obtained from a third party on an arm’s-length basis and (B) approved by a majority of the Independent Directors, (ii) with respect to Portfolio Management Services, the Manager shall remain liable for the performance of such Portfolio Management Services, and (iii) with respect to Monitoring Services, any such agreements shall be subject to the Company’s prior written approval.  Notwithstanding the foregoing, the Shared Services Agreement, the Mutual Shared Services Agreement and the Property Management and Acquisition Services Agreement shall not be subject to further review or approval by the Independent Directors prior to their termination, unless such agreements shall be amended, in which case such amendment shall be subject to the foregoing limitations on agreements between the Manager and its Affiliates.

(f)                                   The Company and the Operating Company acknowledge and agree that the Manager and Pine River are, concurrently with the execution of this Agreement, entering into a Sub-Management Agreement with CLA Founders LLC (the “Sub-Management Agreement”), and nothing herein shall limit the ability of the Manager or Pine River to enter into and perform their respective obligations under the Sub-Management Agreement or otherwise limit the effectiveness of such agreement.  After the date of this Agreement, to the extent that the Manager deems necessary or advisable, the Manager may, from time to time, propose to retain one or more additional entities for the provision of sub-advisory services to the Manager in order to enable the Manager to provide the services to the Company and the Subsidiaries specified by this Agreement; provided that any such agreement (i) shall be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to the Company and the Subsidiaries, and (ii) shall be approved by the Independent Directors of the Company.

(g)                                  The Manager may retain, for and on behalf and at the sole cost and expense of the Company and the Subsidiaries, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, valuation firms, financial advisors, due diligence firms, underwriting review firms, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company and the Subsidiaries.  Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its employees or Affiliates.  Except as otherwise provided herein, the Company and the Subsidiaries shall pay or reimburse the Manager or its Affiliates performing such services for the cost thereof; provided that such costs and reimbursements are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

(h)                                 The Manager may effect transactions by or through the agency of another Person to provide to or procure for the Manager and/or its Affiliates goods, services or other benefits (including real estate brokerage or referral services research and advisory services; economic and political analysis, including valuation and performance measurement; market analysis, data and quotation services; computer hardware and software incidental to the above goods and services; clearing and custodian services and investment-related publications), which can reasonably be expected to benefit the Company and the Subsidiaries as a whole and may contribute to an improvement in the performance of the Company and the Subsidiaries, or assist the Manager or its Affiliates in providing services to the Company and the Subsidiaries, where no direct payment is made for such goods, services or other benefits but instead the Manager and/or its Affiliates undertake to place business with such Person.

(i)                                     As frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, the Manager shall, at the sole cost and expense of the Company and the Subsidiaries, prepare, or cause to be prepared, with respect to any Asset, reports and other information with respect to such Asset as may be reasonably requested by the Company.

(j)                                    The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company and the Subsidiaries, all reports, financial or otherwise, with respect to the Company and the Subsidiaries reasonably required by the Board of Directors in order for the Company and the Subsidiaries to comply with their Governing Instruments or any other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including an annual audit of the Company’s and the Subsidiaries’ books of account by a nationally recognized registered independent public accounting firm.

(k)                                 The Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company’s and the Subsidiaries’ acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Guidelines and policies approved by the Board of Directors.

(l)                                     Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by the Company to have been required as a direct result of the Manager’s acts or omissions which result in the right of the Company and the Subsidiaries to terminate this Agreement pursuant to Section16 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Company and the Subsidiaries pursuant to Section 9 in excess of that contained in any applicable Company Account or otherwise made available by the Company and the Subsidiaries to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company and the Subsidiaries under Section 14(a) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.

(m)                             In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including accountants, legal counsel and other service providers) hired by the Manager at the Company’s and the Subsidiaries’ sole cost and expense.

Section 3.                                           Devotion of Time; Additional Activities.

(a)                                 The Manager and its Affiliates will provide the Company and the Subsidiaries with a management team, including a Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Technology Officer, General Counsel and other support personnel, to provide the management services to be provided by the Manager to the Company and the Subsidiaries hereunder, the members of which team shall devote such portion of their time to the management of the Company and the Subsidiaries as is necessary to enable the Company and the Subsidiaries to operate their business.  The Manager shall not be obligated to dedicate itself exclusively to the management of the Company or the Subsidiaries nor shall the Manager’s personnel be obligated to dedicate any specific portion of their time to the Company; provided, however, that the Manager devotes sufficient resources to the Company’s business to discharge its obligations to the Company under this Agreement.  Notwithstanding anything to the contrary in this Agreement, the Manager shall dedicate itself exclusively to the management of the Company, including the Subsidiaries and Joint Ventures, for 36 months following the Effective Date, and neither the Manager, Pine River nor any of their Affiliates will compete with the Company, its Subsidiaries or its Joint Ventures for 36 months following the Effective Date.

(b)                                 Subject to the last sentence of Section 3(a), nothing in this Agreement shall (i) prevent the Manager, Pine River, Provident, or any of their Affiliates, officers, directors, employees or personnel, from engaging in other businesses or from rendering services of any kind (including the services to be provided to the Company hereunder) to any other Person, including investing in, or rendering advisory services to others investing in, any type of business (including acquisitions of assets that meet the principal investment objectives of the Company), whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Company or (ii) in any way bind or restrict the Manager, Pine River, Provident or any of their Affiliates, officers, directors, employees or personnel from buying, selling or trading any securities or investments for their own accounts or for the account of others for whom Pine River, Provident or any of their Affiliates (other than the Manager), officers, directors, employees or personnel may be acting.

(c)                                  Managers, partners, officers, employees, personnel and agents of the Manager or Affiliates of the Manager may serve as directors, officers, employees, personnel, agents, nominees or signatories for the Company and/or any Subsidiary, to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments.  When executing documents or otherwise acting in such capacities for the Company or the Subsidiaries, such persons shall use their respective titles in the Company or the Subsidiaries.

Section 4.                                           Agency.  The Manager shall act as agent of the Company and the Subsidiaries in making, acquiring, financing, managing and disposing of Assets, disbursing and collecting the funds of the Company and the Subsidiaries, paying the debts and fulfilling the obligations of the Company and the Subsidiaries, supervising the performance of professionals engaged by or on behalf of the Company and the Subsidiaries and handling, prosecuting and settling any claims of or against the Company and the Subsidiaries, the Board of Directors, holders of the Company’s securities or representatives or properties of the Company and the Subsidiaries.

Section 5.                                           Bank Accounts.  The Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

Section 6.                                           Records; Confidentiality.  The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon reasonable advance notice.  The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties except (i) with the prior written consent of the Board of Directors; (ii) to legal counsel, accountants and other professional advisors to the Company; (iii) to appraisers, financing sources and others in the ordinary course of the Company’s business; (iv) pursuant to the order of governmental officials having jurisdiction over the Company or any Subsidiary; (v) in connection with any governmental or regulatory filings of the Company or any Subsidiary or disclosure or presentations to the Company’s stockholders or prospective stockholders; (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party; (vii) to the extent reasonably required to perform the services under this agreement; or (viii) to the extent such information is otherwise publicly available.  The foregoing shall not apply to information which has previously become publicly available through the actions of a Person other than the Manager not resulting from the

Manager’s violation of this Section 6.  The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of one year.  The Manager shall cause its agents, representatives and subcontractors to keep confidential any such information to the same degree set forth in this Section 6.

Section 7.                                           Obligations of Manager; Restrictions.

(a)                                 The Manager shall require each seller or transferor of investment assets to the Company and the Subsidiaries to make such representations and warranties regarding such assets as may, in the judgment of the Manager, be necessary and appropriate.  In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Assets.

(b)                                 The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Guidelines, (ii) would adversely and materially affect the status of the Company as a REIT under the Code, (iii) would adversely and materially affect the Company’s or any Subsidiary’s status as an entity intended to be exempted or excluded from investment company status under the Investment Company Act or (iv) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by the Company’s or Subsidiary’s Governing Instruments.  If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager, its officers, stockholders, members, managers, personnel, directors, any Person controlling or controlled by the Manager and any Person providing sub-advisory services to the Manager shall not be liable to the Company or any Subsidiary, the Board of Directors, or the Company’s or any Subsidiary’s stockholders, members or partners, for any act or omission by any such Person except as provided in Section 11 of this Agreement.

(c)                                  The Board of Directors shall periodically review the Guidelines and the Company’s portfolio of Assets but will not review each proposed investment, except as otherwise provided herein.  If a majority of the Independent Directors determine in their periodic review of transactions that a particular transaction does not comply with the Guidelines, then a majority of the Independent Directors will consider what corrective action, if any, can be taken.  The Manager shall be permitted to rely upon the direction of the Secretary of the Company to evidence the approval of the Board of Directors or the Independent Directors with respect to a proposed investment.

(d)                                 Neither the Company nor the Subsidiaries shall invest in any security structured or issued by, or purchase or sell any Asset from or to, Pine River, Provident, any entity managed by the Manager or any venture or Affiliate of any of them unless (i) the transaction is made in accordance with the Guidelines; (ii) the transaction is approved in advance by at least a majority of, or a committee appointed by, the Independent Directors; and (iii) the transaction is made in accordance with applicable laws.

(e)                                  The Manager shall use its best efforts at all times during the term of this Agreement to maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company and the Subsidiaries, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

(f)                                   Any investment in, or acquisition or sale of assets from or to, Pine River, Provident, any entity managed by the Manager or any venture or Affiliate of any of them shall require the approval of the Independent Directors or a committee appointed by the Independent Directors.

(g)                                  If at any time the Manager shall have reason to believe that there is a conflict between its duties and obligations to the Company and its duties and obligations to any other client, the Manager shall notify the Company immediately.  In the event of any such conflict of interest, the Manager and the Company shall negotiate in good faith regarding the establishment of appropriate policies and procedures to ensure that conflicts of interest are resolved in a manner that is fair and equitable to all parties.  Without limiting the foregoing, the Manager will put in effect appropriate procedures under the circumstances to ensure that the proprietary data of the Company and the Subsidiaries’ is protected and is neither disclosed to any third party without the Company’s consent nor used to give any party an improper competitive advantage.  In allocating expenses between the Company and other clients, the Manager will allocate expenses that are specific to a given client to such client, and will allocate expenses that are determined by the Manager, acting in good faith, to be attributable to more than one client on a fair and equitable basis among the various clients for which such expenses were incurred.  The Manager shall act in good faith to represent and treat all of its clients substantially equally, including the Company, in rendering services, and shall, upon the Company’s reasonable request, provide data and reports on a confidential basis evidencing the allocation of expenses among different clients (whose identities may be withheld), including vacancy rates, turnover rates and average lease terms in each relevant market.

Section 8.                                           Compensation.

(a)                                 Subject to Section 8(d), during the Initial Term and any Renewal Term (each as defined below), the Company shall pay the Manager the Management Fee quarterly in arrears commencing with the quarter in which this Agreement was executed (with such initial payment pro-rated based on the number of days during such quarter that this Agreement was in effect).

(b)                                 The Manager shall compute each installment of the Management Fee within 30 days after the end of the fiscal quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only, promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Management Fee shown therein shall be due and payable in cash no later than the date which is five business days after the date of delivery to the Board of Directors of such computations.

(c)                                  If the Acquisition Value Trigger occurs (as such term is defined in the Formation Transaction Documentation), the Management Fee paid to the Manager for the first year after the completion of the IPO shall be reduced by 0.1875% of the daily average Fully-Diluted Market Capitalization of the preceding quarter, with the initial reduction of the Management Fee pro-rated based on the number of days between the closing of the IPO and the beginning of the quarter immediately following the closing of the IPO, and the final reduction of the Management Fee pro-rated based on the number of days between the first anniversary of the closing of the IPO and the end of the immediately preceding quarter.

Section 9.                                           Expenses of the Company.  Excepting those expenses that are specifically the responsibility of the Manager as set forth herein, the Company shall pay all of its expenses and shall reimburse the Manager for all documented costs and expenses of the Manager incurred by the Manager in the provision of the management and advisory services under this Agreement and otherwise in the conduct of the Manager’s business (collectively, the “Expenses”), and if such costs and expenses are incurred as a result of provision of services to other clients of the Manager, the reimbursement of such costs and expenses shall be allocated between the Company and such other clients in a fair and equitable manner as determined by the Manager in good faith.  The Manager agrees to act prudently to manage the Expenses, with particular attention to the ratio of Expenses to Fully-Diluted Market Capitalization; and in any case such costs and reimbursements shall be in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.  The Independent Directors or a committee appointed by the Independent Directors shall periodically review the Manager’s allocation of expenses.  If a majority of the Independent Directors or the committee determines in its periodic review of expenses that the allocation of expenses is unfair or inequitable, then a majority of the Independent Directors will consider what corrective action should be taken.  Expenses include all costs and expenses of the Manager incurred on behalf of the Company or the Subsidiaries, including those expressly designated elsewhere in this Agreement as the Company’s and the following:

(a)                                 expenses in connection with the acquisition, disposition and financing of Assets;

(b)                                 costs of legal, tax, accounting, third party administrators for the establishment and maintenance of the books and records, consulting, auditing, administrative, and other similar services rendered for the Company and the Subsidiaries by providers retained by the Manager or, if provided by the Manager’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s length basis;

(c)                                  the compensation and expenses of the Company’s directors and the cost of liability insurance to indemnify the Company’s directors and officers;

(d)                                 costs associated with the establishment and maintenance of any of the Company’s or any Subsidiary’s secured and unsecured forms of borrowings (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s or any Subsidiary’s securities offerings (including the Initial Public Offering);

(e)                                  expenses in connection with the application for, and participation in, programs established by the U.S. government;

(f)                                   expenses connected with communications to holders of the Company’s or any Subsidiary’s securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s stock on any exchange, the fees payable by the Company to any such exchange in connection with its listing, and costs of preparing, printing and mailing the Company’s annual report to its stockholders and proxy materials with respect to any meeting of the Company’s stockholders;

(g)                                  costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third party vendors that is used for the Company and the Subsidiaries;

(h)                                 expenses incurred by managers, officers, personnel and agents of the Manager for travel or entertainment on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the provision of services under this Agreement;

(i)                                     costs and expenses incurred with respect to market information systems and publications, pricing and valuation services, research publications and materials, including financial analytics and market data, and settlement, clearing and custodial fees and expenses;

(j)                                    compensation and expenses of the Company’s custodian and transfer agent, if any;

(k)                                 the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(l)                                     all taxes and license fees;

(m)                             all insurance costs incurred in connection with the operation of the Company’s business and the Company’s allocable portion of the premiums related to the Manager’s insurance coverage, as provided below;

(n)                                 costs and expenses incurred in contracting with third parties, including Affiliates of the Manager, for the servicing and special servicing of the Assets;

(o)                                 all other costs and expenses relating to the business of the Company and the Subsidiaries and investment operations, including the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Assets, including appraisal, valuation, reporting, audit and legal fees;

(p)                                 expenses relating to any office(s) or office facilities, including disaster backup recovery sites and facilities, maintained for the Company and the Subsidiaries or Assets separate from the office or offices of the Manager;

(q)                                 expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of holders of the Company’s or any Subsidiary’s securities, including in connection with any dividend reinvestment plan;

(r)                                    any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director or officer of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency;

(s)                                   all costs and expenses relating to the development and management of the Company’s website;

(t)                                    all other expenses actually incurred by the Manager (except as described below) which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement; and

(u)                                 any costs and expenses (including those described above) incurred by a sub-adviser engaged by the Manager pursuant to Section 2(f) in connection with the provision of sub-advisory services in respect of the Manager, including such costs and expenses of CLA Founders; provided, however, that the reimbursement of any such costs and expenses shall be subject to the same limitations set forth in this Agreement on the reimbursement of the costs and expenses of the Manager.

The Company shall reimburse the Manager for, without duplication, the Company’s allocable share of (i) the salary, bonus, benefit and other compensation costs (other than Equity Grants, as defined below) of the personnel of Manager and its Affiliates who provide services to the Company under this Agreement, including compensation paid by the Manager to its personnel serving as the Company’s principal financial officer and general counsel and personnel employed by the Manager as in-house legal, tax, accounting, consulting, auditing, administrative, information technology, valuation, computer programming and development and back office resources to the Company and (ii) to the extent not paid pursuant to clause (i), any amounts for personnel of the Manager’s Affiliates arising under the Shared Services Agreement, Mutual Shared Services Agreement or similar future arrangement.  The Company’s share of such out-of-pocket costs shall be based upon the Manager’s commercially reasonable estimates of the percentage of time devoted by such personnel of the Manager and its Affiliates to the Company’s and the Subsidiaries’ affairs.  The Manager shall provide the Company with such information as the Company may reasonably request to support the determination of the Company’s share of such costs.  Notwithstanding anything to the contrary in this Agreement, the Manager shall be responsible for the compensation paid by the Manager to its personnel serving as the Company’s Chief Executive Officer and personnel of the Manager and professionals providing data analytics directly supporting the investment function of the Company.

The Company may issue equity grants under the Company’s equity incentive plan (“Equity Grants”) to personnel of the Manager, Pine River Capital, PRDM and their Affiliates; provided, however, that Equity Grants shall not be granted to any partner of Pine River Capital or PRDM, or to personnel whose compensation is not reimbursable under this Agreement including the Chief Executive Officer of the Company and personnel of the Manager and professionals providing data analytics directly supporting the investment function of the Company.  In establishing the total compensation package for a person who receives Equity Grants, the Manager, Pine River Capital, PRDM and their Affiliates shall include such Equity Grants as a component of such compensation package, such that Equity Grants represent a portion of total compensation rather than additional compensation for such person.

In addition, the Company’s obligation to reimburse the Manager for Expenses shall include an obligation to pay the Company’s allocable portion of (i) rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates required for the operations of the Company and the Subsidiaries, including arising under the Shared Services Agreement, Mutual Shared Services Agreement or similar future arrangement, and (ii) premiums related to the insurance coverage referred to in Section 7(e).  After the expiration of the exclusivity period described in Section 3(a), these expenses will be allocated between the Manager’s other clients and the Company in a fair and equitable manner as determined by the Manager in good faith.  The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.  The Company will reimburse the Manager for all organizational, formation and offering costs it has incurred on behalf of the Company upon consummation of the Company’s Initial Public Offering.

The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 10.                                    Calculation and Payment of Expenses.  The Manager shall prepare a statement documenting the Expenses of the Company and the Subsidiaries and the Expenses incurred by the Manager on behalf of the Company and the Subsidiaries during each fiscal quarter, and shall deliver such statement to the Company within 30 days after the end of each fiscal quarter. Expenses incurred by the Manager on behalf of the Company and the Subsidiaries shall be reimbursed by the Company to the Manager on the fifth business day immediately following the date of delivery of such statement; provided, however, that such reimbursements may be offset by the Manager against any amounts due to the Company and the Subsidiaries.  The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement.  All obligations of the Company under this Agreement to pay any fees, reimbursements, indemnities or other amounts to the Manager shall be paid by the Operating Company.

Section 11.                                    Limits of Manager Responsibility; Indemnification.

(a)                                 The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement.  The Manager, CLA Founders, their respective officers, members, managers and personnel, any Person controlling or controlled by the Manager or CLA Founders and any such Person’s officers, stockholders, members, managers, personnel and directors, and any Person providing sub-advisory services to the Manager will not be liable to the Company or any Subsidiary, to the Board of Directors, or the Company’s or any Subsidiary’s stockholders, members or partners for any acts or omissions by any such Person, pursuant to or in accordance with this Agreement, except by reason of acts or omissions constituting reckless disregard of the Manager’s duties under this Agreement which has a material adverse effect on the Company and the Subsidiaries, bad faith, fraud, willful misconduct or gross negligence, as determined by a final non-appealable order of a court of competent jurisdiction.  The Company and the Operating Company shall, to the full extent lawful, reimburse, indemnify and hold the Manager, CLA Founders, their respective officers, stockholders, directors, members and personnel, any Person controlling or controlled by the Manager or CLA Founders and any Person providing sub-advisory services to the Manager, together with the managers, officers, directors and personnel of the Manager, CLA Founders and their respective officers, members, directors, managers and personnel (each a “Manager Indemnified Party”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of such Manager Indemnified Party not constituting such Manager Indemnified Party’s reckless disregard of the Manager’s duties under this Agreement which has a material adverse effect on the Company and the Subsidiaries, bad faith, fraud, willful misconduct or gross negligence.

(b)                                 The Manager shall, to the full extent lawful, reimburse, indemnify and hold the Company (or any Subsidiary) and its directors and officers (each, a “Company Indemnified Party” and together with a Manager Indemnified Party, the “Indemnitee”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from the Manager’s reckless disregard of the Manager’s duties under this Agreement which has a material adverse effect on the Company and the Subsidiaries, bad faith, fraud, willful misconduct or gross negligence.

(c)                                  The Indemnitee will promptly notify the party against whom indemnity is claimed (the “Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices the Indemnitor.  The Indemnitor shall have the right to assume the defense and settlement of such claim; provided, that the Indemnitor notifies the Indemnitee of its election to assume such defense and settlement within 30 days after the Indemnitee gives the Indemnitor notice of the claim.  In such case, the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent.  If the Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to the Indemnitee, the Indemnitee will (i) have the right to approve the Indemnitor’s counsel (which approval will not be unreasonably withheld, delayed or conditioned), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which the Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.

Section 12.                                    Intellectual Property.

(a)                                 All Intellectual Property created or developed in connection with the Manager’s performance of this Agreement or otherwise and the Intellectual Property Rights associated therewith shall be the sole and exclusive property of the Manager.  The Company and Operating Company (on behalf of themselves and any Subsidiary) shall assign and do hereby assign to the Manager all Intellectual Property Rights in such Intellectual Property.  For the term if this Agreement, the Manager hereby grants the Company, Operating Company and their Subsidiaries a non-exclusive, worldwide, fully paid up, royalty-free, non-sub-licensable, non-transferable license and right to use the Intellectual Property made in connection with the Manager’s performance of this Agreement for their business purposes.  The Company and the Operating Company will, or will cause their Subsidiaries to, upon request of the Manager, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be requested by the Manager to carry out the intent of this Agreement or to otherwise perfect, record, confirm, or enforce the Manager’s rights in and to the Intellectual Property.

(b)                                 Definitions.

(i)                                     “Intellectual Property” means all work product, documents, code, works of authorship, programs, manuals, developments, processes, formulae, data, specifications, fixtures, tooling, equipment, supplies, processes, inventions, discoveries, improvements, trade secrets, and know-how or similar rights.

(ii)                                  “Intellectual Property Rights” means the worldwide right, title, and interest in any Intellectual Property and any goodwill appurtenant thereto, including, without limitation, all copyrights, copyright renewals or reversions, trademarks, trade names, trade dress rights, inventions, priority rights, patent rights, patents, and any other rights or protections in connection therewith or related thereto.

Section 13.                                    No Joint Venture.  Nothing in this Agreement shall be construed to make the Company (or any Subsidiary) and the Manager partners or joint venturers or impose any liability as such on either of them.

Section 14.                                    Term; Termination.

(a)                                 Until this Agreement is terminated in accordance with its terms, this Agreement shall be in effect until the third anniversary of the Effective Date (the “Initial Term”) and shall be automatically renewed for a one-year term (a “Renewal Term”) upon the expiration of the Initial Term and upon the expiration of each Renewal Term unless at least two-thirds of all of the Independent Directors determine that there has been unsatisfactory performance by the Manager that is materially detrimental to the Company and the Subsidiaries.  If the Company elects not to renew this Agreement at the expiration of the Initial Term or any Renewal Term as set forth above, the Company shall deliver to the Manager prior written notice (the “Termination Notice”) of the Company’s intention not to renew this Agreement based upon the terms set forth in this Section 14(a) not less than 180 days prior to the expiration of the then existing term.  If the Company so elects not to renew this Agreement, the Company shall designate the date (the “Effective Termination Date”), not less than 180 days from the date of the notice, on which the Manager shall cease to provide services under this Agreement, and this Agreement shall terminate on such date; provided, however, that in the event the Termination Notice is given in connection with a determination that there has been an unsatisfactory performance by the Manager, the Manager shall have 30 days after such notice to remedy the unsatisfactory performance.

(b)                                 In recognition of the level of the effort required by the Manager to establish, grow, improve and manage the Company and the Subsidiaries and the commitment of resources by the Manager, in the event that this Agreement is terminated in accordance with the provisions of Section 14(a) or Section 16(b) of this Agreement, the Company shall pay to the Manager, on the date on which such termination is effective, a termination fee (the “Termination Fee”) equal to 4.5% of the daily average Fully-Diluted Market Capitalization for the most recently completed fiscal quarter prior to the date of termination.  The obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement.

(c)                                  No later than 180 days prior to the anniversary date of this Agreement of any year during the Initial Term or Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice.  The Company is not required to pay to the Manager the Termination Fee if the Manager terminates this Agreement pursuant to this Section 14(c).

(d)                                 If this Agreement is terminated pursuant to Section 14 or Section 16 of this Agreement, such termination shall be without any further liability or obligation of either party to the other, except as provided in Sections 6, 9, 10, 14(b), 16(b), and 17 of this Agreement.  In addition, Sections 12, 13(d) and 21 of this Agreement shall survive termination of this Agreement.

Section 15.                                    Assignment.

(a)                                 Except as set forth in Section 15(b) of this Agreement, this Agreement shall terminate automatically in the event of its “assignment” (as defined under the Advisers Act), in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors; provided, however, that no such consent shall be required in the case of an assignment by the Manager to Pine River, Provident or any of their respective Affiliates.  Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment.  In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager.  This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or similar transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

(b)                                 Notwithstanding any provision of this Agreement, the Manager may subcontract and assign any or all of its responsibilities under Sections 2(c), 2(d) and 2(e) of this Agreement to any of its Affiliates in accordance with the terms of this Agreement applicable to any such subcontract or assignment, and the Company hereby consents to any such assignment and subcontracting.  In addition, provided that the Manager provides prior written notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.  In addition, the Manager may assign this Agreement to any of its Affiliates without the approval of the Independent Directors.

Section 16.                                    Termination for Cause.

(a)                                 Notwithstanding anything provided in Section 14, the Company may terminate this Agreement effective upon 30 days’ prior written notice of termination from the Company to the Manager, without payment of any Termination Fee, if (i) the Manager, its agents or its assignees materially breaches any provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 90 days after written notice of such breach if the Manager takes steps to cure such breach within 30 days of the written notice), (ii) the Manager engages in any act of fraud, misappropriation of funds, or embezzlement against the Company or any Subsidiary that results in direct, uncompensated harm to the Company or any Subsidiary, (iii) there is an event of any bad faith, willful misconduct or gross negligence on the part of the Manager in the performance of its duties under this Agreement that results in direct, uncompensated harm to the Company or any Subsidiary, (iv) there is a commencement of any proceeding relating to the Manager’s Bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition, (v) there is a dissolution of the Manager or (vi) the Manager is convicted of a felony (including a plea of nolo contendere).

(b)                                 The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period (or 60 days after written notice of such default if the Company takes steps to remedy such default within 30 days of the written notice).  The Company is required to pay to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 16(b).

(c)                                  The Manager may terminate this Agreement, without payment of any Termination Fee to the Manager, in the event the Company becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.

Section 17.                                    Action Upon Termination.  From and after the effective date of termination of this Agreement, pursuant to Sections 14 or 16 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 14(a) or Section 16(b), the applicable Termination Fee.  Upon such termination, the Manager shall forthwith:

(a)                                 after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(b)                                 deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or a Subsidiary; and

(c)                                  deliver to the Board of Directors all property and documents of the Company or any Subsidiary then in the custody of the Manager.

Section 18.                                    Release of Money or Other Property Upon Written Request.  The Manager agrees that any money or other property of the Company or any Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or Subsidiary, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any Subsidiary any money or other property then held by the Manager for the account of the Company or any Subsidiary under this Agreement, the Manager shall release such money or other property to the Company or any Subsidiary within a reasonable period of time, but in no event later than 30 days following such request.  The Manager shall not be liable to the Company, any Subsidiary, the Independent Directors, or the Company’s or a Subsidiary’s stockholders, members or partners for any acts performed or omissions to act by the Company or any Subsidiary in connection with the money or other property released to the Company or any Subsidiary in accordance with the second sentence of this Section 18.  The Company and any Subsidiary shall indemnify the Manager and the other Manager Indemnified Parties against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company or any Subsidiary in accordance with the terms of this Section 18.  Indemnification pursuant to this provision shall be in addition to any right of the Manager or any such other Manager Indemnified Party to indemnification under Section 11 of this Agreement.

Section 19.                                    Notices.  Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)                                 If to the Company:

Silver Bay Realty Trust Corp.
601 Carlson Parkway

Suite 250

Minnetonka, MN  55305
Attention:  General Counsel

(b)                                 If to the Manager:

PRCM Real Estate Advisers LLC
601 Carlson Parkway

Suite 250

Minnetonka, MN  55305
Attention:  General Counsel

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 19 for the giving of notice.

Section 20.                                    Binding Nature of Agreement; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

Section 21.                                    Entire Agreement.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement.  The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.  This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

Section 22.                                    GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE CONTRARY.

Section 23.                                    No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 24.                                    Headings.  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

Section 25.                                    Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Section 26.                                    Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 27.                                    Gender.  Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SILVER BAY REALTY TRUST CORP.

By:
Name:
Title:

SILVER BAY OPERATING PARTNERSHIP L.P.

By:
Name:
Title:

PRCM REAL ESTATE ADVISERS LLC

By:
Name:
Title:

With respect to Sections 3(a) and 9 only:

PINE RIVER CAPITAL MANAGEMENT L.P.

By:
Name:
Title:

PINE RIVER DOMESTIC MANAGEMENT L.P.

By:
Name:
Title:

Exhibit A

•                  No investment shall be made that would cause the Company to fail to qualify as a REIT for U.S. federal income tax purposes; and

•                  No investment shall be made that would cause the Company or any Subsidiary to be required to register as an investment company under the Investment Company Act.

•                  Investments shall be limited to (a) single-family properties and investments that are directly related to the acquisition, maintenance, ownership and leasing thereof; provided that bulk purchases of assets that are within the foregoing guideline may include other assets to the extent the purchase of such other assets is necessary in order to effect such bulk purchases; and (b) up to 5% of the Company’s assets may consist of other investments.

•                  Until appropriate investments can be identified, the Company may invest available cash in interest-bearing and short-term investments, that are consistent with (i) the Company’s intention to qualify as a REIT, and (ii) the Company’s and each Subsidiary’s exemption from “investment company” status under the Investment Company Act.

Exh. A-1